Company/Investor Contact:
Dianne Will	Sean Collins, Sr. Partner
Hemispherx Biopharma, Inc.	CCG Investor Relations
518-398-6222	310-477-9800
ir@hemispherx.net

Hemispherx Biopharma’s Ampligen® NDA for Chronic Fatigue Syndrome Accepted for Review by the FDA

Marks the first drug candidate for approval to treat CFS,
and the first compound in the TLR class

Philadelphia, PA, July 8, 2008---Hemispherx Biopharma, Inc. (AMEX:HEB) today reported that the U.S. Food and Drug Administration (FDA) has accepted for review the Company’s New Drug Application (NDA) for Ampligen®, an experimental therapeutic, to treat Chronic Fatigue Syndrome (CFS), originally submitted in October 2007. Hemispherx is seeking marketing approval for the first-ever treatment for CFS. At present, only supportive, symptom-based care is available for CFS patients. The NDA for Ampligen®, whose chemical designation is poly I : poly C12U, is also the first ever accepted for review by the FDA for systemic use of a toll-like receptor (TLR) therapy to treat any condition.

CFS is estimated to afflict approximately 4 million Americans according to the Centers for Disease Control and Prevention (CDC). The disorder has a negative economic impact in the United States estimated at more than $9 billion annually.

CFS sufferers exhibit a wide range of profoundly disabling symptoms including the inability to overcome fatigue by rest, swollen lymph nodes and cognitive deficiencies. The CDC characterizes CFS as often equally disabling as multiple sclerosis, lupus, rheumatoid arthritis, congestive heart failure and similar chronic conditions, and estimates that less than 20% of Americans with CFS have been diagnosed. A recent issue of The Economist (May 16, 2008) highlights new diagnostic studies at the genetic level - which establish unique genetic “signatures” for specific categories of CFS sufferers. These gene-based diagnostic studies may enter clinical practice soon to assist in patient identification and diagnosis.

A Company spokesperson commented, “We are pleased to see the FDA accept Ampligen® for review based on its years of clinical development history across the US. The Ampligen® NDA includes more than fifteen years of efficacy/safety data on its potential use to treat CFS consisting of the dosing of more than 1,200 clinical trial subjects with approximately 90,000 dose administrations in various studies (including non-CFS). It is particularly gratifying for all on the Hemispherx team developing Ampligen® to attain this historic milestone at a time when the recognition of CFS as a debilitating disease, driven by a major CDC public awareness campaign, has gained critical mass.”

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is a specialty pharmaceutical company engaged in the manufacture and clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx's flagship products include Alferon N Injection® (FDA approved for a category of sexually transmitted diseases) and the experimental therapeutics Ampligen® and Oragens®. Ampligen® and Oragens® represent experimental RNA nucleic acids being developed for globally important debilitating diseases, including disorders of the immune system. Hemispherx's platform technology includes large and small agent components for potential treatment of various severely debilitating and life threatening diseases. Hemispherx has in excess of 90 issued patents comprising its core intellectual property estate and a fully commercialized product (Alferon N Injection®). The Company wholly owns and exclusively operates a GMP certified manufacturing facility in the United States for commercial products. For more information please visit http://www.hemispherx.net

Information contained in this news release other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties. For instance, the strategies and operations of Hemispherx involve risk of competition, changing market conditions, change in laws and regulations affecting these industries and numerous other factors discussed in this release and in the Company's filings with the Securities and Exchange Commission. Any specifically referenced investigational drugs and associated technologies of the Company (including Ampligen®, Alferon LDO and Oragens®) are experimental in nature and as such are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials with the referenced disorders. The forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Clinical trials for other potential indications of the approved biologic Alferon N Injection® do not imply that the product will ever be specifically approved commercially for these other treatment indications; Similarly, the completion of NDA filing process with Ampligen® does not imply that the product will ever be approved commercially.

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